CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
3.250% Internotes® Due November 15, 2017	$22,725,000	$1,620.29
4.100% Internotes® Due November 15, 2021	$7,177,000	$511.72
4.500% Internotes® Due November 15, 2025	$15,004,000	$1,069.79

Filed Under Rule 424(b)(3), Registration Statement No. 333-156929
Pricing Supplement Number 335 Dated November 01, 2010
(To: Prospectus Dated January 23, 2009, as supplemented by Prospectus Supplement Dated January 23, 2009)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking
36966TAN2	100%	1.450%	FIXED	3.250%	SEMI-ANNUAL	11/15/2017	05/15/2011	$17.24	YES	NO	Senior Unsecured Notes
Redemption Information: Non-Callable.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking
36966TAP7	100%	1.900%	FIXED	4.100%	SEMI-ANNUAL	11/15/2021	05/15/2011	$21.75	YES	NO	Senior Unsecured Notes
Redemption Information: Non-Callable.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking
36966TAQ5	100%	2.500%	FIXED	4.500%	SEMI-ANNUAL	11/15/2025	05/15/2011	$23.88	YES	NO	Senior Unsecured Notes
Redemption Information: Non-Callable.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

General Electric Capital Corporation	Offering Dates: October 25, 2010 through Monday, November 01, 2010
Trade Date: November 01, 2010 @12:00 PM ET
Settle Date: November 04, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated January 23, 2009